Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Tii Network Technologies, Inc.
Edgewood, New York

We hereby consent to the incorporation by reference in the registration statements (Nos. 33-64965, 33-64967, 333-47151, 333-68579, 33-70714, 33-70716, 333-120509, 333-134224, 333-145681 and 333-156723 and 333-156723) on Form S-8 of Tii Network Technologies, Inc. and subsidiaries of our report dated August 4, 2010, with respect to the balance sheet as of December 31, 2009 and the statement of operations and comprehensive loss, divisional capital and cash flows of Porta Systems Corp. (Copper Products Division) for the year ended December 31, 2009 which are incorporated by reference in this Form 8K/A.

/s/BDO USA, LLP
Melville, New York

August 4, 2010